EXHIBIT 10.1

TERMINATION AGREEMENT AND GENERAL RELEASE

This Termination Agreement and General Release (the “Agreement”) is made effective as of the 18th day of January, 2013 (the “Effective Date”), by and between Discount Dental Materials, Inc., a Nevada corporation (“DDOO”) on one hand, and Gerald A. DeCiccio, an individual (“DeCiccio”), on the other hand.  DDOO and DeCiccio are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, on January 1, 2012, DDOO and DeCiccio entered into an Amended Independent Contractor Agreement (the “I/C Agreement”) pursuant to which DeCiccio is currently serving as DDOO’s President, Secretary and Treasurer; and

WHEREAS, DDOO and DeCiccio have mutually agreed that, effective January 18, 2013, DeCiccio will resign from the executive officer positions he holds with DDOO and the Parties will terminate the I/C Agreement under the terms of this Agreement; and

WHEREAS, as of January 18, 2013, DDOO owes DeCiccio a total of $116,700 as consideration for his services under the I/C Agreement, which amount will be repaid under a promissory note, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Recitals Incorporated by Reference. The above recitals of this Agreement are incorporated herein and made a part hereof by reference.

2.
DeCiccio Covenants, Promises and Acknowledgments.

To the extent he has not already done so, DeCiccio will promptly return the original and all copies of all files, records, documents, client lists, financial data, plans, drawings, specifications, equipment, pictures, videotapes, or any property or other items concerning the business of DDOO, (the “DDOO Records”).

3.
Settlement Consideration.

In consideration for the mutual termination of the I/C Agreement effective the date of termination as set forth herein, the forgiveness of all amounts due to DeCiccio under the I/C Agreement, and releases by DeCiccio of any claims or causes of action he may have against DDOO, and the return of all the DDOO Records to DDOO, DDOO will issue to DeCiccio a promissory note in the principal amount of $116,700, in the form of Exhibit A (the “Termination Consideration”).

4.	Release and Indemnification.

A.
Except as expressly provided herein, DeCiccio, on his own behalf and on behalf of his heirs, spouse, executors, administrators, principals, agents, attorneys, parents and employees, as appropriate, (the “DeCiccio Releasing Parties”), in consideration for the transfer of the Termination Consideration, hereby releases and absolutely forever discharges DDOO, together with its administrators, principals, agents, attorneys, officers, directors, employees, subsidiaries, parents and affiliates, as appropriate (the “DDOO Released Parties”), individually and collectively, of and from any and all liabilities, claims, demands for damages, costs, indemnification, contribution, or any other thing for which they or any of them have or may have a known or unknown cause of action, claim, or demand for damages, costs, indemnification, or contribution, whether certain or speculative, which may have at any time prior hereto come into existence or which may be brought in the future in connection with any acts or omissions which have arisen at any time prior to the effective date of this Agreement and relating to DeCiccio’s work as an executive officer of DDOO (not as a Director since DeCiccio remains a Director of DDOO after this Agreement), including, but not limited to, any and all claims DeCiccio has or may have relating to, or arising out of the I/C Agreement, including but not limited to any claim for contractual interference, tortious conduct resulting in personal injuries, any claim for harassment or discrimination on the basis of race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability, or other protected class, discharge in violation of public policy and/or violation of any state and federal laws, including without limitation, the Age Discrimination in Employment Act and their amendment, the Older Workers Benefit Protection Act, the Fair Employment and Housing Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, The Fair Labor Standards Acts, as amended, the National Labor Relations Act, as amended, the Labor - Management Relations Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Rehabilitation Act of 1973, as amended, the Equal Pay Act, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, as amended, and the Family Medical Leave Act of 1993.

B.
The DeCiccio Releasing Parties acknowledge the existence of and, with respect to the matters released pursuant to this Agreement, expressly waive and relinquish any and all rights and benefit they have or may have any applicable statute in the State of Texas similar in nature to California Civil Code, Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The DeCiccio Releasing Parties acknowledge that they are aware that they may hereafter discover facts different from or in addition to those which he or their attorneys now know or believe to be true with respect to the matters released in pursuant to this Agreement, and agree that the release so given pursuant to this Agreement, shall be and remain in effect as a full and complete release of the respective claims, notwithstanding any such different or additional facts.  Further, DeCiccio and the DeCiccio Releasing Parties have read DDOO’s quarterly, annual, and current information reports on www.sec.gov, and understand DDOO and its current business.

5.
Injunctive Relief.

DeCiccio acknowledges that (a) compliance with the covenants contained herein are necessary to protect DDOO, or any one of its businesses, and DDOO believes that a breach by DeCiccio of any of such covenants may irreparably damage DDOO, or its businesses and, in such case, an award of money damages will not be adequate to remedy such harm.  Consequently, DeCiccio agrees that, in addition to other remedies contained herein and available to DDOO, in the event DeCiccio breaches or threatens to breach any of the covenants contained in this Agreement, DDOO injured party shall be entitled to both a temporary or permanent injunction to prevent the continuation of such harm, and  money damages, insofar as they can be determined, plus any amounts to which DDOO injured party is entitled pursuant to the terms of this Agreement.

6.
Reasonableness.

DeCiccio agrees that the covenants and restrictions in this Agreement are reasonable for protecting DDOO, and its respective businesses.  Further, DeCiccio fully agrees and understands that this Agreement is not an unlawful restraint on trade or business and is within the scope of applicable Business & Professions Code in connection with the termination of the I/C Agreement. It is expressly understood and agreed that although DDOO considers the restrictions contained in this Agreement reasonable for the purpose of preserving their respective  businesses, goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against DDOO, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as the maximum time and territory and to any other extent as a court may judicially determine or indicate to be reasonable. Further, DeCiccio considers the Termination Consideration fair and reasonable consideration for the DeCiccio Release and the termination of the I/C Agreement.

7.
Proprietary Information.

DeCiccio acknowledges that certain information, observations and data obtained by him during his work with DDOO (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the DDOO and constitute Confidential Information of DDOO.

8.
Nonadmission of Liability.

This Agreement, and the performance, does not constitute and will not be construed as an admission by DeCiccio or DDOO of the truth of any contested matter, or of any liability, wrongful act, or omission.

9.	Miscellaneous.

A)
Authority.   Those executing this Agreement on behalf of DeCiccio and DDOO represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.

B)
Subsequent Events.  DeCiccio and DDOO, or any one of them, each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise their efforts and obligations under this Agreement.

C)	Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

D)
Further Actions and Assurances.  At any time and from time to time, each party hereto agrees, at their expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes of this Agreement.

E)
Waiver.  Any failure of any party to this Agreement to comply with any of their obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

F)	Assignment. Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other parties.

G)
Notices.  Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

In the case of DDOO:	Discount Dental Materials, Inc. 13455 Noel Road, Suite 1000 Dallas, TX 75240 Telephone: (949) 415-7478 Fax: Email:

With a copy to:	Craig V. Butler Law Offices of Craig V. Butler 9900 Research Drive Irvine, CA 92618 Telephone: (949) 484-5667 Fax: (949) 209-2545 E-mail: cbutler@craigbutlerlaw.com

In the case of DeCiccio:	Gerald A. DeCiccio

or to such other person or address designated in writing subsequent to the date hereof by DeCiccio or DDOO to receive notice.

H)	Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

I)
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby.  In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of Texas.  In the event either party shall be forced to bring any legal action to protect or defend their rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of their attorneys) in bringing or defending against such action.

J)
Limitation of Liability. Notwithstanding an applicable statute of limitations, all claims or causes of action must be brought by either party within six months from the date of such breach of this Agreement.

K)	Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

L)
Entire Agreement.  This Agreement contains the entire agreement between the Parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

M)	Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

N)
Counterparts. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

[signature page follows immediately hereafter]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“DDOO”		“DeCiccio”

Discount Dental Materials, Inc., a Nevada corporation		Gerald A. DeCiccio, an individual

By:	/s/ Gerald A. DeCiccio	By:	/s/ Gerald A. DeCiccio
Name:	Gerald A. DeCiccio
Title	President

EXHIBIT A

Promissory Note